Exhibit 10.1

Amendment No. 3

to

2001 Stock Option, Deferred Stock and Restricted Stock Plan

Pursuant to Section 7 of the Impac Mortgage Holdings, Inc. 2001 Stock Option, Deferred Stock and Restricted Stock Plan (the “Plan”), the Plan is hereby amended, effective as of January 1, 2008, as follows:

1. Section 5(j) of the Plan is amended is amended in its entirety as follows:

(j) Annual Limit on Awards.    The aggregate maximum number of shares of Stock underlying Awards granted to any single Eligible Employee during any fiscal year shall not exceed 5,000,000 shares (subject to adjustment from time to time in accordance with the terms of this Plan).

2. Section 6 is amended by adding a new subsection (e) as follows:

(e)  Performance-Based Awards.    With respect to performance-based Awards of Deferred Stock or Restricted Stock granted under this Section 6 which are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code and the regulations thereunder, performance targets will consist of specified levels of one or more of the following (in absolute terms or relative to one or more other companies or indices): operating income, net earnings, net interest income, net interest margin and adjusted net interest margin, return on stockholders’ equity, return on investment, return on invested assets, stock price appreciation, earnings before interest, taxes, depreciation and amortization, cash flow, sales growth, margin improvement, income before taxes (“IBT”), IBT margin, estimated taxable income, working capital performance, earnings per share, growth in earnings per share, expense targets, productivity targets or ratios, portfolio quality (credit or otherwise), attainment of specific milestones in connection with strategic initiatives.

To record the adoption of this Amendment No. 3 to the 2001 Stock Option, Deferred Stock and Restricted Stock Plan, Impac Mortgage Holdings, Inc. has caused this amendment to be executed this 10th day of July, 2009.

IMPAC MORTGAGE HOLDINGS, INC.

By:	/s/ Ronald M. Morrison
Title:	Executive Vice President